Exhibit 3.1

REVEN HOUSING REIT, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Reven Housing REIT, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.1 of Article VII of the charter of the Corporation (the “Charter”), has determined that the restrictions on transfer and ownership of shares of Common Stock and Capital Stock (each as defined in the Charter) set forth in Article VII of the Charter shall be effective to be consistent with the Corporation’s election to qualify for taxation as a real estate investment trust for U.S. federal income tax purposes for each taxable year beginning on January 1, 2018.

SECOND: Pursuant to Article FIRST, the definition of “Initial Date” set forth in Article VII of the Charter shall be January 30, 2019.

THIRD: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 3rd day of September, 2019.

ATTEST:	REVEN HOUSING REIT, INC.

/s/ Thad Meyer	By:	/s/ Chad M. Carpenter
Name: Thad Meyer	Name: Chad M. Carpenter
Title: Chief Financial Officer	Title: President and Chief Executive Officer